SECURITIES AND EXCHANGE COMMISSION
                    Washington, DC 20549


                  POST EFFECTIVE AMENDMENT
                          NO. 1 TO
                   REGISTRATION STATEMENT
                         ON FORM S-8
                            UNDER
                 THE SECURITIES ACT OF 1933


              American Diversified Group, Inc.
              --------------------------------
   (Exact name of Registrant as specified in its charter)

     Nevada                                      88-0292161
     ------                                      ----------
(State or other jurisdiction of                  (IRS employer
incorporation or organization)                   identification no.)

110 N. Center St., Suite 202                        28601
     Hickory, NC______                           (Zip Code)
----------------------------
(Address of principal executive offices)

           Compensation and Consulting Agreements
           --------------------------------------
                  (full name of the plans)


                      Jerrold R. Hinton
                      -----------------
                 American Diversified Group, Inc.
                 --------------------------------
                110 North Center Street-Suite 202
                ---------------------------------
                       Hickory, NC 28601
                       -----------------
            (Name and address of agent for services)


                       (828) 322-2044
                       --------------
 (Telephone number, including area code, of agent for service)


Approximate Date of Commencement of Proposed Sales under the Plan:
------------------------------------------------------------------
              As soon as practicable after this
          Registration Statement becomes effective


                  Total Number of Pages: 8
                  ------------------------
   Exhibit Index begins on sequentially numbered page: 14







               CALCULATION OF REGISTRATION FEE
               -------------------------------

Title of                          Proposed         Proposed
Securities                        Maximum          Maximum         Amount of
to be             Amount to be    Offering         Aggregate       Registration
Registered        Registered      Price per Share  Offering Price  Fee
_______________________________________________________________________________
Common Stock
par value $.001   8,000,000(1)    $.02 (2)         $160,000        $100.00
-------------------------------------------------------------------------------

(1) Represents shares issued and common stock purchase options granted pursuant to consulting agreements for continued services by officers, directors, consultants, and counsel to the Registrant, including services related to sales and marketing of pharmaceutical--medical products and telecommunication products, international sourcing of products for pharmaceutical orders, seeking joint ventures and potential acquisitions, promotional services with respect to Registrant's business and investor relations, and legal services, all the foregoing in furtherance of the Registrant's business. Additional shares may be issued to the officers, directors, consultants and counsel under agreements as set forth in this Registration Statement plus such indeterminate number of shares pursuant to Rule 416 as may be issued in respect to stock splits, stock dividends and other similar recapitalizations.


(2) Estimated solely for the purpose of calculating the registration fee, based on the average of the bid and asked price of the Registrant's Common Stock on September 8, 1999.
















                           PART I
                           ------

     INFORMATION REQUIRED BY THE REGISTRATION STATEMENT

Item 1.        Plan Information.
--------------------------------

     American Diversified Group, Inc. (hereinafter "ADGI" or the "Registrant") has heretofore entered into agreements with third party consultants, officers, directors and counsel with respect to the issuance of shares of the Registrant's common stock for services to the Registrant. In consideration for increasing the scope of the continuing services rendered and to be rendered to the Registrant until such time as the Registrant shall generate sufficient cash flow from operations in order to compensate its officers, directors, consultants and counsel, the Registrant has prepared this Form S-8 registration statement to provide for the issuance of shares, as described below.

      The  Registrant has agreed to issue to Higher  Ground,
Inc., a North Carolina corporation, for corporate consulting
services   to  the  Registrant,  one  million  shares   (the
"Shares").

      This  Registration Statement also provides that Thomas
J. Craft, Jr., Esq., who has served as the Registrant's corporate secretary, a director and full time corporate securities counsel, shall be issued a total of two million Shares and grant an Option exercisable to purchase two million Option Shares, at an exercise price equal to the lower of $.015 or fifty percent of the closing bid price on the date of notice of the exercise of the Option, or such Option price as management may determine, in consideration for continuing services to Registrant in such capacities and for providing Mr. Craft's staff and consultants for the preparation and review of all contracts and agreements between the Registrant and all third parties, including but not limited to Registrant's acquisition efforts with respect to diagnostic test kit manufacturers and telecommunication service providers.

      This Registration Statement also provides that Robert Kuntz, as consultant to the Registrant, be issued one million Shares and grant an Option exercisable to purchase one million Option Shares, at an exercise price equal to the lower of $.015 or fifty percent of the closing bid price on the date of notice of the exercise of the Option, or such Option price as management may determine. Mr. Kuntz is providing consulting services to the Registrant with respect to mergers, acquisitions and joint ventures intended to expand the Registrant's business.

      This Registration Statement also provides for the issuance of one million Shares in the name of Judith Grossman, a former consultant to the Registrant. Ms. Grossman has recently informed the Registrant that she believes that additional compensation is due to her under certain consulting arrangements with the Registrant, including separate matters involving Corporate Seminar Advisors Inc. and with Ms. Grossman personally. The issuance of these one million Shares to Ms. Grossman shall be held in escrow pending and subject to the resolution of all or a portion of the claims of Ms. Grossman against the Registrant.

Item 2.    Registrant Information and Employee Plan
           Annual Information.
---------------------------------------------------

      The Registrant shall provide the Consultants, without charge, upon their written or oral request, the documents incorporated reference in Item 3 of Part II of this Registration Statement. The Registrant shall also provide the Consultants without charge, upon their written or oral request, with all other documents required to be delivered to Consultants pursuant to Rule 428(b) under the Act. Any and all such requests shall be directed to the Registrant at 110 North Center Street, Suite 202, Hickory, NC 28601.


                           PART II
                           -------

       INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference
------------------------------------------------------

      The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

      (a) The Registrant's Annual Report on Form 10-KSB and Form 10KSB/A for the year ended December 31, 1998, and Registrant's Annual Report on Form 10-KSB and 10-KSB/A for the year ended December 31, 1997 filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

      (b) The Registrant's Quarterly Reports on Form 10-QSB for the periods ended March 31, 1998, June 30, 1998 and September 30, 1998, and Form 10-QSB for the periods ended March 31, 1999 and June 30, 1999, filed pursuant to Section 13 or 15(d) of the Exchange Act.

      (c) A description of the Registrant's common stock contained in the exhibits to Registrant's Quarterly Report on Form 10-QSB for the three months ended March 31, 1995.

     (d) All documents subsequently filed by the Registrant pursuant to the Exchange Act prior to the filing of a post-effective amendment indicating that all such securities then unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.









Item 4.        Description of Securities
----------------------------------------

      The Registrant has authorized 350,000,000 shares of common stock, par value $.001 (the "Common Stock"), of which 264,887,560 are issued and outstanding, and 50,000 shares of preferred stock, series A (the "Series A Preferred"), none of which are issued.

      Holders of Registrant's Common Stock are entitled to one vote per share on each matter submitted to a vote of stockholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, holders of the majority of the outstanding shares of Common Stock are able to elect the entire board of directors and, if they do so, minority stockholders would not be able to elect any members of the board of directors. Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years, the Registrant has not paid cash dividends on its Common Stock and does not anticipate that it will pay cash dividends in the foreseeable future.

Item 5.        Interests of Named Experts and Counsel
-----------------------------------------------------

      Thomas J. Craft, Jr., Esq., counsel to the Registrant in connection with the preparation of this Registration Statement on Form S-8, is the record owner of six million five hundred thousand shares of Common Stock, an undetermined number of which shares will be beneficially owned by Mr. Craft's staff, none of whom are affiliates of the Registrant.

Item 6.        Indemnification of Officers and Directors
--------------------------------------------------------

           The Registrant's Articles of Incorporation, as amended, By-laws and Nevada Revised Statutes indemnify all persons so identified as being covered, including officers and directors, from personal liability as described below.

           The Registrant's Articles of Incorporation, as amended, provide that the Registrant's officers and directors shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (I) for acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law or (ii) for the payment of dividends in violation of Nevada Revised Statues 78.300. The Nevada Revised Statues also limit the personal liability of officers and directors under certain circumstances as set forth below:

          "Section 78-751 of Nevada Revised Statues contains provisions relating to the indemnification of officers and directors.


          This section generally provides that a corporation may indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except for an action by or in right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation. It must be shown that he acted in good faith and in a manner which he reasonably deemed to be in or not opposed to the best interests of the corporation. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his duty to the corporation " See Item 9(e) (ii) below:

Item 7.    Exemption From Registration Claimed
--------------------------------------------------

           Not applicable

Item 8.    Exhibits:
--------------------
           Pursuant  to Item 601 of Rule S-K, the  following
           Exhibits are annexed hereto:

           Exhibit 5 Opinion of Thomas J. Craft, Jr., Esq.

           Exhibit 23 Consent of Thomas J. Craft, Jr.,  Esq.
           (Contained in the Opinion)

           Exhibit 23.1 Consent of Dohan and Company, Certified
           Public Accountants

Item 9.    Undertakings:
------------------------

           The undersigned Registrants hereby undertakes:

           (a) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

           (b) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

           (c) That for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (d) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (e)(i)   The   undersigned   Registrant   hereby
undertakes that, for the purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (e)(ii) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim against such liabilities (other than payment by the Registrant of expenses paid or incurred by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                         EXHIBIT INDEX
                         -------------

EXHIBIT NUMBER                ITEM

      5          Opinion of Thomas J. Craft, Jr., Esq.

      23         Consent  of  Thomas  J.  Craft,  Jr.,  Esq.
                 (Contained in Opinion)

      23.1       Consent  of  Dohan and  Company,  Certified
                 Public Accountant














                          EXHIBIT 5







































                 Thomas J. Craft, Jr., Esq.
                 11000 Prosperity Farms Road
                          Suite 302
                Palm Beach Gardens, FL 33410
                       (561) 691-1998


                                     September 8, 1999

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549


                    Re:  American Diversified Group, Inc.
                         Registration Statement on Form S-8

Gentlemen:

      I have been requested by American Diversified Group, Inc. (the "Registrant") to furnish an opinion as to matters hereinafter set forth in connection with the post effective amendment no. 1 to registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Act"), covering a total of 8,000,000 shares of common stock, inclusive of shares underlying common stock purchase options, which shares and option shares are being issued for services to the Registrant by its consultants to the Registrant and to the undersigned director.

      In connection with this opinion, I have reviewed the filings of the Registrant incorporated by reference in this registration statement, and have determined that the Registrant is current in its reporting requirements under the Securities Exchange Act or 1934. I have further determined that the shares have been legally issued, and the shares underlying the options, when exercised, shall be fully paid and non-assessable shares of the Registrant. Further, the Registrant has duly authorized the issuance of the shares and the filing of this registration statement on Form S-8 under the Act.

      I hereby consent to the inclusion of this opinion in the registration statement on Form S-8 being duly filed with the Securities and Exchange Commission.


                                   Very truly yours,


                                   /s/ Thomas J. Craft, Esq.
                                   -------------------------
                                   Thomas J. Craft












                         EXHIBIT 23
              (Contained in Opinion-Exhibit 5)




























                        EXHIBIT 23.1



















                        EXHIBIT 23.1
                        ------------

     CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We previously issued our report, accompanying the financial statements of the Registrant in its annual report on Form 10-KSB/A for the year ended December 31, 1998, dated June 23, 1999. We hereby consent to the incorporation by reference of said report in the registration statement on Form S-8 filed
with   the  Securities  and  Exchange  Commission   by   the
Registrant.




         /s/ Dohan and Company, Certified Public Accountants
         ---------------------------------------------------
         DOHAN AND COMPANY, CPA's







September 8, 1999




                         SIGNATURES
                         ----------

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hickory, State of North Carolina, on the 8th day of September, 1999.


                          /s/ Jerrold R. Hinton
                          ---------------------
                          By: Jerrold R. Hinton
                          Title: President, Chief Executive
                                 Officer and Director



      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statement has been signed by the following persons in the capacities and on the date indicated


Dated:    Hickory, NC
          September 8, 1999

                         /s/ Jerrold R. Hinton
                         ---------------------
                         By: Jerrold R. Hinton,
                         Title: President, Chief Executive
                                Officer and Director



                         /s/ Thomas J. Craft, Jr.
                         ------------------------
                         By: Thomas J. Craft, Jr.
                             Title: Secretary and Director